UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

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NVE Corporation
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11409 Valley View Road Eden Prairie, MN 55344-3617 www.nve.com

Fellow Shareholders:

We were pleased to report record earnings of $2.99 per diluted share for fiscal 2019, despite an 11% increase in R&D expense. The R&D investments supported our growth strategy with new products for the fast-growing “Internet of Things.”

Smart Sensors for the Internet of Things
Our growth strategy targets the “Industrial Internet of Things” to enable a fourth wave of industrial automation, and automotive applications for smarter, safer, more efficient cars.

Product launches the past year included products billed as the world’s only tunneling magnetoresistance (“TMR”) smart angle sensors, and the world’s only TMR smart magnetometers. Smart angle sensors enable more productive robots, and smart magnetometers can improve the efficiency of hybrid and electric vehicles.

The new sensors are “smart” because unlike our legacy sensors, they include analog-to-digital conversion, digital factory calibration, and digital interfaces in the integrated circuit. Those features provide simple, smart connectivity to the Internet of Things. Our spintronic technology, such as TMR, is ideal for these products because of its inherent precision, small size, and low power.

In addition to new products, we developed smart-sensor ecosystems including evaluation boards, software, and ancillary products to shorten our customers’ time-to-market with our smart sensors. We also earned a letter of conformance in accordance with the automotive certification scheme for the IATF 16949 “gold standard.”

Enabling a “Fourth Wave” of Industrial Automation
The Industrial Internet of Things could enable a fourth wave of industrial automation. The first three waves—mechanization in the 18th century; electricity, starting in the late 19th century; and computers in the late 20th century—transformed humanity.

Saving Lives and Exploring New Worlds
In the past year we continued long-term R&D for food safety and life-saving medical devices and prepared to help explore new worlds. Specifically, we continued to develop small, precise, reliable, efficient components for medical devices. We successfully completed a U.S. Department of Agriculture grant to develop spintronic sensors for faster detection of food-borne pathogens, with a goal of improving food safety. The technology may also have applications in early cancer detection. We also continued to qualify components for the most demanding applications imaginable, including NASA’s Europa flyby mission to see whether there are conditions for life elsewhere in our solar system.

Enhancing Shareholder Value
We continued to aggressively return cash to enhance your shareholder value. We have now paid more than $90 million since starting dividends in 2015.

Thirty Years of Innovation
We celebrated NVE’s 30-year anniversary in the past year. We’ve come a long way since starting in Dr. Jim Daughton’s home, and NVE is now uniquely positioned with products and technology. Our vision is to continue to lead a spintronic technology revolution.

Sincerely,

Daniel A. Baker
President and Chief Executive Officer

Statements used in this letter that relate to future plans, events, or performance are forward-looking statements that are subject to certain risks and uncertainties including the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and other reports filed with the SEC. The Company undertakes no obligation to update forward-looking statements.